Exhibit 99.1

C&F FINANCIAL CORPORATION

Friday, July 30, 2010

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces Second Quarter Earnings

West Point, Va., July 30, 2010—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $1.42 million for the second quarter of 2010, compared with $1.75 million for the second quarter of 2009. Net income available to common shareholders for the second quarter of 2010 was $1.13 million, or 36 cents per common share assuming dilution, compared with $1.46 million, or 48 cents per common share assuming dilution, for the second quarter of 2009. The corporation’s net income was $3.15 million for the first six months of 2010, compared with $3.26 million for the first half of 2009. Net income available to common shareholders for the first six months of 2010 was $2.57 million, or 83 cents per common share assuming dilution, compared with $2.71 million, or 89 cents per common share assuming dilution, for the first half of 2009.

For the second quarter of 2010, the corporation’s return on average common equity and return on average assets, on an annualized basis, were 6.51 percent and 0.51 percent, respectively, compared to 8.82 percent and 0.66 percent, respectively, for the second quarter of 2009. For the first six months of 2010, on an annualized basis, the corporation’s return on average common equity was 7.39 percent and its return on average assets was 0.59 percent, compared to an 8.25 percent return on average common equity and a 0.61 percent return on average assets for the first half of 2009.

“Our second quarter 2010 earnings of $1.4 million were down compared to the second quarter of 2009 as a result of a $938,000 loss at our mortgage banking segment, which was more than offset by record earnings at our consumer finance segment and improved results at the retail banking segment,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation.

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“The consumer finance segment continues to benefit from loan growth, lower net charge-offs and the low interest rate environment. Our loan growth resulted from higher production at our existing consumer finance offices, including the new markets that we have entered over the past 18 months. Lower net charge-offs are a result of prudent underwriting guidelines, enhanced collection efforts and higher values received when repossessed vehicles are sold as a result of stronger demand for used vehicles. The sustained low interest rate environment has resulted in lower funding costs on the consumer finance segment’s variable-rate borrowings.”

“Results in our retail banking segment for the second quarter of 2010 improved over the comparable period last year; however, its performance continues to be negatively affected by asset quality issues. Our net interest margin improved as a result of the repricing of maturing certificates of deposit to lower rates and the repricing of loans and establishment of interest rate floors on loans at renewal. However, our provision for loan losses, provision for losses on other real estate owned and general operating expenses associated with problem assets continue to negatively affect our earnings.”

“The Bank’s nonperforming assets increased from $17.2 million at December 31, 2009 to $20.3 million at June 30, 2010,” continued Dillon. “The increase in nonperforming assets shows that our commercial loan customers and real estate development customers, in particular, continue to face significant headwinds in the current economic environment. We have taken steps to mitigate the credit

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

risks within our loan portfolio, including obtaining additional collateral, requesting customers to pay down their loans, or foreclosing on loans to protect our collateral position. We believe we have identified our problem assets and have established appropriate reserves. As economic activity lags and unemployment remains high, we will continue to monitor both identified problem assets and our overall loan portfolio and will make adjustments to our credit policies and reserves when necessary.”

“Our mortgage banking segment recognized a net loss of $938,000 in the second quarter of 2010 mainly as a result of an increase in indemnification reserves, coupled with lower loan production compared to the second quarter of 2009. The provision for indemnification losses for the second quarter of 2010 was $2.7 million compared to $474,000 in the second quarter of 2009. The large increase resulted from an agreement with one of our largest investors, who purchases our loans, that resolves all known and unknown indemnification obligations for loans sold to it prior to 2010. With this agreement in place, future indemnification obligations should be reduced as the majority of our current indemnification issues were related to loans sold to this investor.”

“While the economy continues to struggle and unemployment remains high, we believe that continued strong earnings at the consumer finance segment and actions taken at the retail and mortgage banking segments relating to asset quality and indemnification issues will result in improved earnings for the remainder of the year,” concluded Dillon.

Retail Banking Segment. C&F Bank reported net income of $48,000 for the second quarter of 2010, compared to a net loss of $447,000 for the second

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

quarter of 2009. For the first six months of the 2010, C&F Bank reported a net loss of $313,000, compared to a net loss of $308,000 for the first six months of 2009. The Bank’s net interest income increased $695,000 quarter-over-quarter and $1.58 million over the comparable six month periods primarily as a result of lower rates paid on deposits and borrowings and the repricing of loans and establishment of interest rate floors on loans at renewal. The increase in net interest income was offset by (1) a $50,000 increase for the three months ended June 30, 2010 and a $500,000 increase for the six months ended June 30, 2010 in the provision for loan losses and (2) increases in write-downs and expenses associated with foreclosed properties of $393,000 and $1.31 million for the three and six months ended June 30, 2010, respectively.

The Bank’s nonperforming assets were $20.27 million at June 30, 2010, compared to $17.17 million at December 31, 2009. Nonperforming assets at June 30, 2010 included $7.78 million in nonaccrual loans and $12.49 million in foreclosed properties. Nonaccrual loans primarily consist of six relationships totaling $6.34 million of loans secured by residential properties and commercial loans secured by non-residential properties. Specific reserves of $1.05 million have been established for these loans. Management believes it has provided adequate loan loss reserves for these loans based on the current estimated fair values of the collateral. Foreclosed properties at June 30, 2010 primarily consisted of residential properties associated with seven commercial relationships and non-residential properties associated with two commercial relationships. These properties have been written down to their estimated fair values less selling costs.

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Mortgage Banking Segment. For the quarter ended June 30, 2010, C&F Mortgage Corporation recognized a net loss of $938,000 compared to net income for the quarter ended June 30, 2009 of $1.17 million and recognized a net loss of $780,000 for the first six months of 2010 compared to net income of $1.99 million for the first six months of 2009. The net loss for the three and six months ended June 30, 2010 primarily resulted from an increase in the provision for indemnification losses to $2.72 million and $3.18 million, respectively, from $474,000 and $1.11 million for the three and six months ended June 30, 2009, respectively. Foreclosures and payment defaults have continued to remain elevated in the marketplace, resulting in increased demands for loan repurchases and indemnification requests. An indemnification obligation arises when a purchaser of a loan (an investor) sold by the mortgage banking segment incurs a loss due to demonstrated borrower misrepresentation, fraud, early default or underwriting errors. As mentioned above, the mortgage banking segment has entered into an agreement with one of its largest investors that resolves all known and unknown indemnification obligations for loans sold to it prior to 2010. In addition, loan origination volumes were considerably lower during 2010, declining to $208.88 million for the second quarter of 2010 from $333.43 million for 2009 and declining to $343.36 million for the first six months of 2010 from $652.33 million in 2009. The decrease in originations is a result of the challenging economic conditions, the expiration of the homebuyer tax credits and employee turnover. The increase in the provision for indemnification losses and decline in revenue from gains on sales of loans were partially offset by (1) a $1.11 million decrease for the second quarter of 2010 and a $2.59 million decrease for the six months ended June 30, 2010 in commission-based and profitability-based personnel costs, and (2) a $200,000 decrease for the second quarter of 2010 and a $500,000 decrease for the six months ended June 30, 2010 in the provision for loan losses.

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Consumer Finance Segment. Second quarter net income for C&F Finance Company was $2.43 million in 2010, compared to $1.08 million in 2009. Net income for the first six months of 2010 was $4.49 million, compared to $1.80 million for the first six months of 2009. This increase was a result of (1) an increase in average loans of 14.4% and 13.3% for the three and six months ended June 30, 2010, (2) decreased borrowing costs as a result of a reduction in the interest rate on its variable rate borrowings and (3) a $950,000 decrease for the second quarter of 2010 and a $2.0 million decrease for the first six months of 2010 in the provision for loan losses attributable to lower delinquencies and lower charge-offs on repossessed vehicles. The allowance for loan losses as a percentage of loans remained approximately the same, 7.90% at June 30, 2010 compared to 7.89% at December 31, 2009. Management believes that the current allowance for loan losses is adequate to absorb probable losses in the loan portfolio.

Capital and Dividends. Capital and liquidity positions of the corporation remain strong. The corporation continues to participate in the federal government’s Capital Purchase Program (“CPP”), which was seen as an opportunity to inexpensively increase capital and to insure against unforeseen events given the turmoil in the financial markets. Even though capital has continued to increase, and to exceed regulatory capital standards for being well-capitalized, the corporation has not yet repurchased these securities. It is the corporation’s belief that it should keep the funds in place until the financial markets and economy have stabilized.

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

The corporation paid a quarterly cash dividend of 25 cents per common share in the first and second quarters of 2010. The Board of Directors of the corporation continues to review the dividend payout ratio, which was 69% and 60% of net income available to common shareholders during the second quarter and first six months of 2010, respectively, in light of changes in economic conditions, capital levels and expected future levels of earnings.

About C&F Financial Corporation. C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The common stock closed at a price of $19.10 per share on July 29, 2010. At June 30, 2010, the book value of the corporation was $22.84 per common share. The corporation’s market makers include Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 21 offices located in Virginia, Maryland, North Carolina, Delaware, Pennsylvania and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the corporation’s management, as well as assumptions made by, and information currently available to, the corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding asset quality, adequacy of reserves for loan losses and indemnification losses, expected future indemnification obligations and the economic and employment environment. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the effect of restrictions imposed on us as a participant in the Capital Purchase Program, (5) monetary and fiscal policies of the U.S. Government, including policies of the Treasury and the Federal Reserve Board, (6) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (7) the value of securities held in the corporation’s investment portfolios, (8) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (9) demand for loan products, (10) deposit flows, (11) the strength of

C&F FINANCIAL CORPORATION

Friday, July 30, 2010
Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

the corporation’s counterparties, (12) competition from both banks and non-banks, (13) demand for financial services in the corporation’s market area, (14) technology, (15) reliance on third parties for key services, (16) the commercial and residential real estate markets, (17) demand in the secondary residential mortgage loan markets, (18) the corporation’s expansion and technology initiatives, (19) accounting principles, policies and guidelines, and (20) the level of indemnification losses with regard to mortgage loans sold by C&F Mortgage Corporation. Further, there can be no assurance that the actions taken by the U.S. Government will stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely affect the corporation’s business and financial performance. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

	6/30/10	12/31/09	6/30/09
	(unaudited)		(unaudited)
Balance Sheets
Interest-bearing deposits with other banks and federal funds sold	$4,946	$29,627	$322
Investment securities - available for sale at fair value	121,219	118,570	110,834
Loans held for sale, net	63,618	28,756	62,115
Loans, net:
Retail Banking segment	421,343	436,154	446,585
Mortgage Banking segment	2,699	2,362	2,567
Consumer Finance segment	190,043	174,488	166,027
Federal Home Loan Bank stock	3,887	3,887	3,887
Total assets	904,124	888,430	879,442
Deposits	614,645	606,630	581,199
Borrowings	177,113	170,832	193,467
Shareholders’ equity	90,560	88,876	86,313

	For The Quarter Ended		For The Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
	(unaudited)		(unaudited)
Statements of Income
Interest income	$17,362	$16,125	$33,954	$31,562
Interest expense	3,318	3,988	6,694	8,173
Provision for loan losses:
Retail Banking segment	1,450	1,400	2,600	2,100
Mortgage Banking segment	—	200	—	500
Consumer Finance segment	1,850	2,800	3,900	5,900
Other operating income:
Gains on sales of loans	4,679	7,374	8,427	13,917
Other	2,515	2,584	4,649	5,282
Other operating expenses:
Salaries and employee benefits	8,763	9,395	16,663	18,311
Other	7,443	5,910	13,135	11,480
Income tax expense	315	640	891	1,039
Net income	1,417	1,750	3,147	3,258
Net income available to common shareholders	1,130	1,462	2,573	2,710
Earnings per common share - assuming dilution	0.36	0.48	0.83	0.89
Earnings per common share - basic	0.37	0.48	0.84	0.89

	For The Quarter Ended		For The Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
	(unaudited)		(unaudited)
Segment Information
Net income (loss) - Retail Banking	$48	$(447)	$(313)	$(308)
Net income (loss) - Mortgage Banking	(938)	1,174	(780)	1,991
Net income - Consumer Finance	2,430	1,078	4,490	1,803
Net loss - Other and Eliminations	(123)	(55)	(250)	(228)
Mortgage loan originations - Mortgage Banking	208,877	333,434	343,355	652,331
Mortgage loans sold - Mortgage Banking	181,705	334,186	308,493	627,258

	For The Quarter Ended		For The Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
	(unaudited)		(unaudited)
Average Balances
Interest-bearing deposits in other banks and federal funds sold	$4,321	$264	$15,175	$151
Investment securities - available for sale at amortized cost	120,209	108,764	119,318	105,953
Loans held for sale	45,640	65,907	32,932	63,289
Loans:
Retail Banking segment	438,625	467,010	440,494	469,760
Mortgage Banking segment	2,784	3,437	2,641	3,875
Consumer Finance segment	201,937	176,447	197,051	173,957
FHLB stock	3,887	3,887	3,887	3,926
Total earning assets	817,403	825,716	811,498	820,911

Time, checking and savings deposits	515,713	492,706	515,348	485,467
Borrowings	168,165	195,213	167,890	203,299
Total interest-bearing liabilities	683,878	687,919	683,238	688,766
Demand deposits	91,542	85,112	87,606	83,253
Shareholders’ equity	89,329	86,516	89,618	84,429

	6/30/10	12/31/09	6/30/09
	(unaudited)		(unaudited)
Asset Quality
Retail and Mortgage Banking Segments
Nonaccrual loans - Retail Banking	$7,779	$4,812	$9,821
Nonaccrual loans - Mortgage Banking	—	204	944
Real estate owned* - Retail Banking	12,495	12,360	9,852
Real estate owned* - Mortgage Banking	509	440	690

Total nonperforming assets	$20,783	$17,816	$21,307
Accruing loans past due for 90 days or more	$189	$451	$453
Troubled debt restructurings	$3,178	$2,827	$2,825
Total loans - Retail and Mortgage Banking segments	$432,900	$447,592	$457,065
Allowance for loan losses - Retail and Mortgage Banking segments	$8,858	$9,076	$7,913
Nonperforming assets to loans and real estate owned	4.66%	3.87%	4.56%
Allowance for loan losses to loans	2.05%	2.03%	1.73%
Allowance for loan losses to nonaccrual loans	113.87%	180.94%	73.51%
* Real estate owned is recorded at its estimated fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$193	$387	$318
Accruing loans past due for 90 days or more	$—	$—	$—
Total loans	$206,339	$189,439	$179,646
Allowance for loan losses	$16,296	$14,951	$13,619
Nonaccrual consumer finance loans to total consumer finance loans	0.09%	0.20%	0.18%
Allowance for loan losses to total consumer finance loans	7.90%	7.89%	7.58%

	As Of and For The Quarter Ended		As Of and For The Six Months Ended
	6/30/10	6/30/09	6/30/10	6/30/09
	(unaudited)		(unaudited)
Other Data and Ratios
Annualized return on average assets	0.51%	0.66%	0.59%	0.61%
Annualized return on average common equity	6.51%	8.82%	7.39%	8.25%
Dividends declared per common share	$0.25	$0.25	$0.50	$0.56
Weighted average common shares outstanding - assuming dilution	3,102,643	3,042,233	3,100,669	3,040,504
Weighted average common shares outstanding - basic	3,084,255	3,042,233	3,078,970	3,040,504
Market value per common share at period end	$18.00	$16.50	$18.00	$16.50
Book value per common share at period end	$22.84	$21.79	$22.84	$21.79
Price to book value ratio at period end	0.79	0.76	0.79	0.76
Price to earnings ratio at period end (ttm)	13.04	12.41	13.04	12.41